Exhibit 4.1.3

Trade Mark Licence

Lloyds TSB Bank plc (Licensor)

The National Bank of New Zealand Limited (Licensee)

This is the form of Trade Mark Licence described in clause 1.1 of the Share Sale Agreement dated on or about 24 October 2003 between Lloyds TSB Bank plc, Lloyds Bank Subsidiaries Limited, Australia and New Zealand Banking Group Limited and ANZ Banking Group (New Zealand) Limited and initialled for the purposes of identification on 24 October 2003.

/s/ GR Taylor	/s/ DB Valentine
Name: for Lloyds TSB Bank plc and Lloyds Bank Subsidiaries Limited	Name: for Australia and New Zealand Banking Group Limited and ANZ Banking Group (New Zealand) Limited

TABLE OF CONTENTS

1	INTERPRETATION
1.1	Definitions
1.2	Construction of References

2	GRANT OF NEW LICENCES
2.1	Grant of Licences
2.2	Restrictions on licences
2.3	Use by Agents
2.5	Sponsorship Restriction
2.6	Permitted Sponsorships
2.7	Black Horse Brands
2.8	Licensor’s Consent
2.9	Thoroughbred Trade Mark
2.10	Private Banking
2.11	IPONZ Notices
2.12	Use of the name ‘Lloyds’ and ‘Black Horse’
2.13	Licensee Group
2.14	Licensor’s obligations
2.15	ING Use of Trade Marks
2.16	Exceptions to compliance with Brand Standards
2.17	Restricted Services
2.18	Permitted Product Names

3	TERM AND CONSIDERATION
3.1	Term
3.2	Consideration

4	TERMINATION OF EXISTING LICENCES
4.1	Termination
4.2	Cancellation of Registrations

5	QUALITY AUDITOR
5.1	Appointment
5.2	Quality Auditor’s Rights
5.3	Licensor To Ensure Compliance by Quality Auditor

6	QUALITY REQUIREMENTS AND USE OF TRADE MARKS
6.1	General Use
6.2	Notification to Licensor
6.3	Notification to Licensor of Changed Circumstances
6.4	Goodwill and Reputation
6.5	No other Association with Licensor
6.6	Horse Themes, Imagery etc
6.7	Future Trade Marks

6.8	Registration of Approved Future Trade Marks
6.9	Changes to Quality Standards or Brand Standards

7	NO ENCUMBRANCES

8	BLACK HORSE BRANDS
8.1	Vested Exclusively in Licensor
8.2	No Licensee Claim

9	LLOYDS TSB COPYRIGHTS
9.1	Owned by Licensor
9.2	Contracts with Creators
9.3	Waivers
9.4	Assignment of Copyrights by Licensee

10	FURTHER ASSIGNMENTS OF LLOYDS TSB COPYRIGHTS/TRADE MARKS

11	RESERVED RIGHTS
11.1	Other Use
11.2	Sponsorship

12	MAINTENANCE OF TRADE MARK REGISTRATIONS
12.1	No Obligation to Maintain
12.2	Licensee to Provide Assistance
12.3	Colour Green Applications

13	INFRINGEMENT
13.1	Notification of Infringements
13.2	Black Horse Brands

14	TERMINATION
14.1	Termination By Licensor for Cause
14.2	Termination By Licensor for Non-Use
14.3	Termination of A Member of Licensee Group
14.4	Termination By Licensee

15	EFFECT OF TERMINATION/EXPIRY
15.1	Cessation of Use etc
15.2	Specific Trade Marks

16	INDEMNITY

17	MISCELLANEOUS
17.1	Notices
17.2	Designated Addresses
17.3	Waiver
17.4	Governing Law

17.5	Other Disputes
17.6	Submission to Jurisdiction
17.7	Process Agent
17.8	Severability
17.9	Amendments
17.10	Execution and Delivery
17.11	Counterparts
17.12	Further Assurances
17.13	Confidentiality
17.14	Assignment/Sub-licence
17.15	No Partnership/Agency/Joint Venture
17.16	Time is of the Essence
17.17	Contracts (Privity) Act
17.18	Other Rights
17.19	Entire Agreement
17.20	Rights of Lloyds TSB Group and the Licensee Group
17.21	Survival of Provisions

FIRST SCHEDULE Trade Marks

SECOND SCHEDULE Thoroughbred Trade Mark

THIRD SCHEDULE Quality Standards

FOURTH SCHEDULE Quality Control Requirements

FIFTH SCHEDULE Quality Control Report

SIXTH SCHEDULE Infringement

SEVENTH SCHEDULE Party Directory

EIGHTH SCHEDULE Dispute Resolution

NINTH SCHEDULE Deed of Covenant

TENTH SCHEDULE ANZ Logo

Date:

PARTIES

Lloyds TSB Bank plc at London, England (Licensor)

The National Bank of New Zealand Limited at Wellington, New Zealand (Licensee)

IT IS AGREED between the Parties as follows:

1                                    INTERPRETATION

1.1                           Definitions

In this Agreement, unless inconsistent with the context, the following terms shall have the following meanings:

Agreement  means this Agreement, including the Schedules, as amended from time to time by the Parties;

ANZ Logo  means the logo depicted in the Thirteenth Schedule and any other forms or versions of it but not using the colour green used by the Licensee immediately prior to the Commencement Date or any confusingly similar colour;

Approved Future Trade Marks  means any Future Trade Mark, the development and use of which the Licensor has consented to and approved pursuant to clause 6.7;

Black Horse Brands  means the black horse brand and marketing concept, including all depictions of, or allusions or references to, horses (of any colour), including live horses, animations and any other forms of representation of the black horse brand and marketing concept in any language or by any means (but only to the extent that they are capable of protection or ownership at law or in equity by the Licensor or any other member of the Lloyds TSB Group) and includes:

(a)                                  the Trade Marks;

(b)                                 the words or trade mark “BLACK HORSE”;

(c)                                  the word or trade mark “LLOYDS”; and

all similar trade marks and things (but only to the extent that they are capable of protection or ownership at law or in equity by the Licensor or any other member of the Lloyds TSB Group) including Future Trade Marks;

Black Horse Logo Trade Mark  means the logo depicted in Part A of the First Schedule;

Black Horse Shield Trade Mark  means the logo depicted in Part B of the First Schedule;

Brand Standards  means, in relation to a Trade Mark, the Licensor’s standards, guidelines and policies in respect of the Licensee’s business, current immediately prior to the Signing Date disclosed to the Purchaser before the execution of the Share Sale Agreement being:

(a)                                  Principles and Guidelines for Presenting The National Bank Brand (August 2001);

(b)                                 Visual Standards Guide Version 7.0 – General Brand Guidelines, September 2002;

(c)                                  Visual Standards Guide Version 7.0 – Advertising, September 2002; and

(d)                                 Visual Standards Guide Version 7.0 – Retail Collateral, September 2002,

(and any other standards, guidelines or policies substantially consistent with or subordinate to these and that the Licensee has been required to comply with for a period of at least six (6) months prior to the Signing Date) and any variations, additions or deletions to any of them as otherwise agreed by the Licensee and the Licensor in writing including:

(e)                           pursuant to clause 6.7 in relation to the physical and visual presentation of any Trade Mark including the colour, size and style of representation of the Trade Mark; and

(f)                             in relation to any restrictions on the use of that Trade Mark in conjunction with other marks, words or images or contexts, or other directions as to appropriate use of any Trade Mark;

Business  means the New Zealand banking, finance, insurance and funds management businesses of the members of the Licensee Group (as the Licensee Group is constituted immediately following Closing), of the generic type as carried on by those entities immediately prior to the Commencement Date;

Business Day  means a day on which banks are open for general over-the-counter banking business in London and Wellington as the case may be;

Cleansing Term means a period of two (2) years commencing on the end of the Term;

Closing  has the meaning given to it in the Share Sale Agreement;

Colour Green Trade Mark  means the colour green as used by the Licensee for its branding immediately prior to Commencement Date, including Pantone 354;

Commencement Date  means the date this Agreement is signed by both Parties;

Encumbrance  means any mortgage, lien, charge, security interest or other encumbrance whether equitable or otherwise;

Farm Cover Trade Mark  means the logo depicted in Part D of the First Schedule;

Future Trade Mark  has the meaning given to it in clause 6.7;

Galloping Horses Trade Mark  means any depiction of a black horse (whether galloping, moving or stationary) including live horses, animations and any other forms, and any sounds  of or made by horses;

ING means each of ING (NZ) Limited and ING Investment Services Limited;

ING Joint Venture Arrangements means the arrangement contemplated by the terms of the joint venture between Australia and New Zealand Banking Group Limited and ING Insurance International BV, effective from 1 May 2002, and operated in New Zealand by ING;

Licensee Group  means:

(a)                           NBNZ Holdings;

(b)                          the Purchaser immediately following Closing;

(c)                           any New Zealand company incorporated under the New Zealand Companies Act 1993 which is  a wholly owned subsidiary of:

(i)                           NBNZ Holdings at the Signing Date; or

(ii)                        the Purchaser immediately following Closing (but only if that company was a wholly owned subsidiary of the Purchaser at the Signing Date);

(d)                          any Permitted Acquisition; and

(e)                           any company formed by an amalgamation of any company with any of the companies referred to in paragraphs (a) - (d) of this definition with the prior written consent of the Licensor, but:

(f)                             in the case of any of these companies (other than NBNZ Holdings or the Purchaser), only while that company remains a wholly owned subsidiary of either NBNZ Holdings or the Purchaser as the case may be; and

(g)                          (for the avoidance of doubt) not any company formed by amalgamation if any of the amalgamating companies, but for such amalgamation, would not be a company referred to in paragraphs (a)-(d) of this definition;

and, unless inconsistent with the context, means each such company individually;

Licensed Purpose  means, in relation to a particular Trade Mark, the use of the Trade Mark by the Licensee:

(a)                           on or in relation to the Products and Services; or

(b)                          for or in connection with the conduct of the Business,

but not for or in relation to any Restricted Services except as provided in clause 2.17 nor for any products or services which are not comprised in Products and Services;

Lloyds TSB Brand Manager  means the Group Marketing Director of the Licensor for the time being or any person holding the equivalent office;

Lloyds TSB Copyrights  means all:

(a)                       Trade Mark Copyrights; and

(b)                      all copyrights (including future copyrights) in all media in any of the Future Trade Marks;

Lloyds TSB Group  means Lloyds TSB Group plc (a company incorporated in Scotland) and its subsidiaries excluding NBNZ Holdings and all of NBNZ Holdings’ wholly owned subsidiaries and unless inconsistent with the context, means each such company individually;

NBNZ Group  has the meaning given to it in the Share Sale Agreement;

NBNZ Incidental Use means use of any of the Trade Marks outside New Zealand:

(a)                          but only where that use is solely incidental to the use of the Trade Marks for the Business which, for example, may include:

(i)                           advertising in publications primarily for distribution in New Zealand which are distributed outside New Zealand where the advertising is not primarily targeted at customers or potential customers outside New Zealand;

(ii)                        websites targeted at customers, potential customers or others in New Zealand, and which use first-level domain names for New Zealand even if they are accessible outside New Zealand (but not websites which use first-level domain names for anywhere other than New Zealand);

(iii)                    the operation of NBNZ International Limited’s London branch (from whichever location in the United Kingdom to which it might relocate);

(iv)                    the use of any credit card, debit card, charge card, or similar card issued in New Zealand by the Licensee or a member of the Licensee Group;

(v)                       the conduct of correspondent banking;

(vi)                    communicating with persons who are customers of the Licensee or any other member of the Licensee Group wherever they are located,

but not any use involving advertising, promotion or marketing primarily targeted outside New Zealand; or

(b)                         to promote Products and Services to students and potential students from Hong Kong and other countries in South East Asia but only:

(i)                          in relation to Products and Services relevant to their study in New Zealand;

(ii)                        targeting the students and likely potential students and their immediate family (and not others); and

(iii)                     using the Trade Marks only in direct association with the business name of the Licensee or other member of the Licensee Group (which business name must not include any of the Black Horse Brands); or

(c)                          any other use to which the Licensor consents;

NBNZ Holdings  means NBNZ Holdings Limited, a company incorporated in New Zealand (Registered Number WN 421963);

Parties  means the parties to this Agreement;

Permitted Acquisition means any New Zealand company registered under the New Zealand Companies Act 1993:

(a)                       all of the shares in which are acquired by any member of the Licensee Group after Closing provided that the net tangible assets of that company do not exceed 5% of the net tangible assets of the Licensee Group, in each case determined by reference to the most recent audited annual financial statements of that company and the Licensee Group; or

(b)                      acquired by any member of the Licensee Group with the prior written consent of the Licensor;

Permitted Co-Branding means the use by the Licensee or any other member of the Licensee Group of the ANZ Logo together with the name “National Bank of New Zealand Limited”, the trade mark NATIONAL BANK, the Black Horse Logo Trade Mark, the Black Horse Shield Trade Mark, the FARM COVER TRADE MARK, the Thoroughbred Trade Mark and the Colour Green Trade Mark (or any of them) where:

(a)                        the use of any of those trade marks or names as the case may be is not sub-ordinated to the ANZ Logo; and

(b)                       the use of those Trade Marks otherwise complies with the Brand Standards, or as otherwise permitted by the Licensor;

Person or Event  means:

(a)                           rugby;

(b)                          any other event, activity, sport or performance; or

(c)                           any organisation, person, personality, animal or thing,

or any similar things (or any of them);

Private Banking Trade Mark  means the logo depicted in Part C of the First Schedule;

Products and Services  means banking, finance, insurance and funds management products and services of the generic type provided by:

(a)                           the Licensee; and

(b)                           other members of the Licensee Group (as the Licensee Group is constituted immediately following Closing),

immediately prior to the Commencement Date;

Products and Services Trade Marks  means the trade marks set out in Part E of the First Schedule;

Purchaser  means ANZ Banking Group (New Zealand) Limited, a company incorporated in New Zealand (Registered Number 35976);

Quality Auditor  means the quality auditor for the purposes of clause 5;

Quality Control Event  means any of the matters or events described as “quality control events” in paragraph 8 of the Fourth Schedule;

Quality Control Report  means a report containing the information described in the Fifth Schedule;

Quality Control Requirements  means the requirements specified in the Fourth Schedule;

Quality Standards  means the quality requirements and standards specified in the Third Schedule or as otherwise agreed in writing between the Licensor and Licensee from time to time pursuant to clause 6.9;

Related Company has the meaning given to that term in section 2(3) of the New Zealand Companies Act 1993;

Reserved Rights means use of any of the Black Horse Brands or any other trade marks which use:

(a)                            is for or in relation to any activity or arrangement which is not a breach of clause 8.2 of the Share Sale Agreement; or

(b)                           in New Zealand is solely incidental to the business of Lloyds TSB Group members or the use of the Black Horse Brands or other forms or variations of them outside New Zealand which, for example, may include:

(i)                          advertising in publications primarily for distribution outside New Zealand which are distributed inside New Zealand where the advertising is not primarily targeted at customers or potential customers inside New Zealand; and

(ii)                       websites targeted at customers, potential customers or others outside New Zealand, and which use first-level domain names for countries other than New Zealand even if they are accessible inside New Zealand (but not websites which use first-level domain names for New Zealand);

Restricted Activity means carrying on in New Zealand any business in competition with the business carried on by the NBNZ Group as at Closing;

Restricted Services means any activity undertaken by any member of the Licensee Group for its own corporate purpose, (other than for the purpose of its day to day Business activities) including for fundraising for any member of the Licensee Group, capital raising and related materials and publications;

Share Sale Agreement  means the Share Sale Agreement dated on or about 24 October 2003 between Lloyds Bank Subsidiaries Limited as vendor, the

Licensor as guarantor of the vendor, ANZ Banking Group (New Zealand) Limited as purchaser, and Australia and New Zealand Banking Group Limited as guarantor of the purchaser;

Signing Date means the date of signing of the Share Sale Agreement;

Sponsorship  means any sponsorship, endorsement or affiliation (and “Sponsor”, “Sponsored” and “Sponsoring” will be interpreted accordingly);

Term  has the meaning given to it in clause 3.1;

Thoroughbred Trade Mark  means the word or trade mark “THOROUGHBRED” and the trade marks in the Second Schedule marked with an asterisk *;

Trade Marks  means the Trade Mark Brands and the Trade Mark Copyrights;

Trade Mark Brands  means:

(a)                           the Black Horse Logo Trade Mark;

(b)                          the Black Horse Shield Trade Mark;

(c)                           the Thoroughbred Trade Mark;

(d)                          the Colour Green Trade Mark;

(e)                           the Galloping Horses Trade Mark;

(f)                             the Private Banking Trade Mark;

(g)                          the Farm Cover Trade Mark;

(h)                          the Products and Services Trade Marks;

(i)                              the Approved Future Trade Marks;  and

(j)                              any other trade marks or trade mark applications that the Licensor and the Licensee agree in writing from time to time will form part of the Trade Marks;

Trade Mark Copyrights  means all copyrights (including future copyrights) in all media, everywhere in the world, in :

(a)                           the Trade Mark Brands and in all variations of them depicted, represented or described in the Brand Standards; and

(b)                          the Approved Future Trade Marks.

1.2                          Construction of References

In this Agreement, unless the context requires otherwise:

Clauses, paragraphs and Schedules:  references to clauses and Schedules are to and clauses of and schedules to, this Agreement and, unless stated otherwise, a reference in a schedule to a clause or a paragraph is a reference to a clause or a paragraph in that schedule;

Black Horse Brands:  a reference to Black Horse Brands is to all of the Black Horse Brands and to each of the Black Horse Brands;

Business Days:  anything required by this Agreement to be done on a day which is not a Business Day may be done effectually on the next Business Day;

Headings:  headings appear as a matter of convenience and do not affect the construction of this Agreement;

Including:  the words “include”, “includes” or “including” will be deemed to be followed by the words “without limitation”;

Lloyds TSB Copyrights:  a reference to Lloyds TSB Copyrights is to all of the Lloyds TSB Copyrights and to each of them;

Material breach:  a reference to a material breach includes a series of persistent or recurring breaches of a similar kind which, although not material in each particular instance, are material in aggregate;

Negative Obligations:  a reference to a prohibition on the Licensee doing any thing includes a reference to the Licensee not permitting, suffering or causing that thing to be done;

No Contra Proferentem Construction:  the rule of construction known as the contra proferentem rule does not apply to this Agreement;

Parties:  references to a party to this Agreement or any other document includes that party’s successors and permitted assigns;

Person:  a reference to a person includes an individual, body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of a state (in each case, whether or not having separate legal personality and whether incorporated or existing in New Zealand or elsewhere);

Precedence:  If there is a conflict between any of the terms of the Schedules, and any other terms of this Agreement those other terms of this Agreement shall prevail (except where expressly provided to the contrary);

Related Companies:  All references in this Agreement to a subsidiary or Related Company of a Party shall (if that Party is not a company incorporated under the Companies Act 1993) be construed as if that Party is such a company.

Singular, Plural and Gender:  the singular includes the plural and vice versa, and words importing one gender include the other genders;

Statutes and Regulations:  a reference to an enactment or any regulations is a reference to that enactment or those regulations as amended, or to any enactment or regulations substituted for that enactment or those regulations;

Time:  unless otherwise stated references to time are references to New Zealand time;

Trade Marks:  a reference to Trade Marks is to all of the Trade Marks and to each of the Trade Marks;

Use:  a reference to “use” in relation to any of the Trade Mark Copyrights includes where not inconsistent with the context, possession, use or reproduction or the creation of new versions of all works in the manner permitted by this Agreement; and

Writing:  a reference to “written” or “in writing” shall be construed as including references to words printed, type-written, telexed, communicated by electronic mail or on computer disk, lithographed or otherwise traced, copied or reproduced includes all modes of presenting or reproducing words, figures and symbols in a tangible and permanently visible form.

2                                   GRANT OF NEW LICENCES

2.1                          Grant of Licences

Subject to the terms of this Agreement, the Licensor grants to the Licensee:

(a)                                  a sole licence to use each of the Trade Marks (including by permitting other members of the Licensee Group to use each of the Trade Marks), but only in carrying on the Business in New Zealand and only:

(i)                               during the Term; and

(ii)                            for the Licensed Purpose;

(b)                                 a non-exclusive licence to use each of the Trade Marks (including by permitting other members of the Licensee Group to use each of the Trade Marks), but only in carrying on the Business, and only:

(i)                               during the Term;  and

(ii)                            for NBNZ Incidental Use; and

(c)                                  a non-exclusive licence to use the Colour Green Trade Mark in New Zealand (including by permitting other members of the Licensee Group to use the Colour Green Trade Mark), but only in carrying on the Business, and only:

(i)                         during the Cleansing Term; and

(ii)                            for the Licensed Purpose and NBNZ Incidental Use.

2.2                          Restrictions on licences

The licences granted pursuant to this Agreement do not extend to, and no member of the Licensee Group may use the Trade Marks on in connection with or in relation to any business or assets (whether tangible or intangible) acquired by any member of the Licensee Group where the fair value of  that business or those assets is greater than 5% of the net tangible assets of the Licensee Group determined by reference to the most recent audited annual financial statements of the Licensee Group.

2.3                           Use by Agents

The licences granted under clause 2.1 extend to the use of those Trade Marks by agents or contractors to the Licensee (or another member of the Licensee Group), but only for the creation, development and production of materials, used or to be used in the Business in accordance with and subject to the terms of this Agreement and not in any way that prejudices the Licensor’s right, title and interest in the Trade Marks and without limitation, the provisions of clauses 9 and 10 apply to these agents and contractors.

2.4                           Registration of Licensee

(a)                                  If requested by the Licensor, the Licensee will at the reasonable cost of the Licensor promptly do all things and execute all documents reasonably necessary to enable the Licensee to be entered on the New Zealand Trade Marks Register as a licensee of the Trade Marks which are registered trade marks (or any of them).

(b)                                 If requested by the Licensee, the Licensor will at the reasonable cost of the Licensee promptly do all things and execute all documents reasonably necessary to enable the Licensee to be entered on the New Zealand Trade Marks Register as a licensee of those of the Trade Marks which are registered trade marks (or any of them).  The Licensee by executing this Agreement requests that the Licensee be promptly registered following the Commencement Date as a licensee of those of the Trade Marks that are registered at the Commencement Date.

(c)                                  In each case the Licensor and the Licensee shall agree the form of the statutory declaration required to be filed with any application for registration of the Licensee as a licensee of the Trade Marks (agreement not to be unreasonably withheld) and the intention is that any registration of the Licensee as a licensee of the Trade Marks is consistent with the licences granted under this Agreement.  If difficulties are experienced with IPONZ in achieving this, the parties will liaise and use reasonable efforts to agree an appropriate course of action consistent with the intent of this clause 2.4(c).

2.5                          Sponsorship Restriction

Subject to the provisions of clause 2.6, the Licensee must not (and must ensure that other members of the Licensee Group do not) at any time use any of the Trade Marks for Sponsorship of:

(a)                                  any Person or Event exploited, or with exposure (including whether by media coverage, advertising, public visibility or otherwise), outside New Zealand; or

(b)                                 rugby, rugby players or rugby personalities anywhere; or

(c)                                  a Person or Event the same as or of the same or similar type as any Person or Event Sponsored by any member of the Lloyds TSB Group in any country;

without the prior written consent of the Licensor (not to be unreasonably withheld, provided that it will not be unreasonable for the Licensor to withhold its consent if the Licensor or any other member of the Lloyds TSB Group sponsors, endorses or is affiliated with any Person or Event of the same, or of a similar type, in any country or, at the time of receipt of the request, is considering doing so whether or not there are definite plans in relation to that Sponsorship or Person or Event).

2.6                          Permitted Sponsorships

Nothing in this Agreement will prevent :

(a)                                  the Licensee from continuing any Sponsorship or agreement it is party to immediately prior to the Commencement Date including of New Zealand Cricket Inc, Netball New Zealand Inc and the New Zealand Symphony Orchestra Limited;

(b)                                 the Licensee or any member of the Licensee Group from Sponsoring any Person or Event other than rugby where that Sponsored Person or Event is based solely within New Zealand and where there is no exposure (including whether by media coverage, advertising, public visibility or otherwise), or exploitation of, the Trade Marks in other countries,

(c)                                  the Licensee or any member of the Licensee Group from Sponsoring school or university rugby except to the extent that any particular event is played internationally.

2.7                           Black Horse Brands

The Licensee will not, and will procure that no other member of the Licensee Group nor any person that the Licensee controls or is responsible for will, use any trade mark, name, company name, brand, logo or domain name comprising or incorporating the Trade Marks or use any of the Black Horse Brands other than as expressly permitted by this Agreement.

2.8                           Licensor’s Consent

Where by this Agreement the consent or approval of the Licensor is required in order for the Licensee or any person (other than a member of the Lloyds TSB Group) to do or omit to do any thing, all requests for such consents or approvals must be directed to the Lloyds TSB Brand Manager (in writing) at the designated address for the Licensor and no consent or approval given in relation to the subject matter of this Agreement by any person other than the Lloyds TSB Brand Manager will bind the Licensor unless the response from the Licensor is in writing and in response to a written request made in accordance with this provision.

2.9                           Thoroughbred Trade Mark

The Licensee may only use each Thoroughbred Trade Mark in the manner set out in the Second Schedule, and the Licensee must not use any Thoroughbred Trade Marks alone or in combination with any other words, symbols or trade marks, nor use any of the Thoroughbred Trade Marks in any other way (whether as a trade mark, in a trade mark sense or otherwise), except as permitted by the provisions of clause 2.18 or clause 6.1(e) or as the Licensor may consent in writing from time to time (such consent not to be unreasonably withheld).

2.10                     Private Banking

The Licensee may at any time use the words “private banking” in conjunction with any trade mark or word which does not form part of the Trade Marks, but may not use the words “private banking” in conjunction with any of the Trade Marks except as part of the Private Banking Trade Mark in the form permitted by this Agreement.

2.11                     IPONZ Notices

The Licensor will copy to the Licensee all notices received from the Intellectual Property Office of New Zealand concerning the Trade Marks and the Licensee as registered licensee.

2.12                     Use of the name ‘Lloyds’ and ‘Black Horse’

The Licensee is authorised by the Licensor to continue to use the names ‘Lloyds’ and ‘Black Horse’ on the basis set out below (but not to use either of them as a trade mark at any time):

(a)                                  for a period of 6 months after Closing, but only in documentation existing as at Closing that is not documentation used for or in connection with the promotion of the Licensee or the marketing or offering of the Products and Services; and

(b)                                 to the extent required to enable the Licensee to comply with its legal company reporting and other legal requirements,

and only in compliance with all applicable laws, enforcements, regulations and other similar instruments.

2.13                     Licensee Group

The Licensee will ensure, and at all times be responsible to the Licensor for, the compliance of all other members of the Licensee Group with the terms of this Agreement as if each of those other members of the Licensee Group were the Licensee.

2.14                     Licensor’s obligations

Subject to the provisions in this Agreement for:

(a)                                  Reserved Rights, the Licensor must not (and will procure that no member of the Lloyds TSB Group will) during the Term for any Trade Mark and during the Cleansing Term use or permit the use of or promote, that Trade Mark in New Zealand;

(b)                                 Infringement, the Licensor must not (and will procure that no member of the Lloyds TSB Group will) during the Term for any Trade Mark (and, in the case of the Colour Green Trade Mark, if registered, the Cleansing Term) cancel, disclaim, or alter any registrations for, or registrations of the Licensee as a user of, that Trade Mark or any of the goods or services in respect of which that Trade Mark is registered, without the prior written consent of the Licensee (not to be unreasonably withheld); or

(c)                                  Infringement, the Licensor must not (and will procure that no member of the Lloyds TSB Group will) during the Term for any Trade Mark (and, in the case of the Colour Green Trade Mark, if registered, the Cleansing Term) withdraw any pending New Zealand trade mark applications for that Trade Mark in the Licensor’s name current at the Commencement Date without the prior written consent of the Licensee (not to be unreasonably withheld).

2.15                     ING Use of Trade Marks

The Licensee may sub-license ING to use the Trade Marks but only for purposes within the scope of the licence granted under this Agreement to the Licensee on the terms of the Agreement, and subject to ING entering into and delivering to the Licensor a duly executed Deed of Covenant substantially in the form set out in the Ninth Schedule.  ING may only use the Trade Marks:

(a)                                  for the purposes of performing the activities contemplated by, and in accordance with the terms of, the ING Joint Venture Arrangements; and

(b)                                 in accordance with the terms of this Agreement; and

(c)                                  in relation to funds management and insurance products and services offered or distributed by ING in New Zealand to customers of the Licensee Group,

provided that none of the brands or trade marks of ING (or of any of its Related Companies) or any other person (except for members of the Licensee Group as expressly permitted by this Agreement) are used on or in relation to those products or services.

2.16                     Exceptions to compliance with Brand Standards

Notwithstanding the Licensee’s obligations under this Agreement to comply with the Brand Standards, the Licensee may:

(a)                                  use the name The National Bank of New Zealand Limited and the trade mark NATIONAL BANK other than in connection or combination with any of the Trade Marks; and

(b)                                 engage in Permitted Co-branding only in carrying on the Business in New Zealand, during the Term and for the Licensed Purpose.

Any provision in this Agreement requiring the Licensee to comply with the Brand Standards will be subject to this clause 2.16.

2.17                     Restricted Services

The Licensee will not use the Trade Marks in respect of Restricted Services in any way except for such use on:

(a)                                  letterhead; and

(b)                                 corporate documentation,

and not in or for any advertising, marketing or promotional context or purpose.

2.18                     Permitted Product Names

During the Term and thereafter, the Licensee may use any of the following words other than in the form registered and alone or in combination with any word or trade mark that is not a Trade Mark, namely:

FARMCOVER; INVESTOR; CASHBACK; GOAL SAVER; SELECT; and ONE.

If the Licensee is using any of them in combination, or as part of, a Trade Mark, it may only use it in the form prescribed by the Brand Standards or, in the case of

FARMCOVER in the form registered, and the Licensee may not use those words in combination with the Trade Marks following expiry or earlier termination of this Agreement.

3                                    TERM AND CONSIDERATION

3.1                           Term

The licences granted under this Agreement will commence on the Commencement Date and continue thereafter in respect of each Trade Mark:

(a)                           until the seventh anniversary of Closing; or

(b)                          until this Agreement is terminated (whether in whole or only in respect of that Trade Mark) by either party in accordance with the provisions of this Agreement,

whichever is the earlier.

3.2                           Consideration

The consideration for the licences granted under this Agreement is the sum of NZ$1, receipt of which the Licensor hereby acknowledges.

4                                    TERMINATION OF EXISTING LICENCES

4.1                           Termination

All the current licences of trade marks from the Licensor (or from any other member of the Lloyds TSB Group) to the Licensee (or to any other member of the Licensee Group), whether in writing or otherwise, which are in effect immediately before the Commencement Date will terminate on the Commencement Date.

4.2                           Cancellation of Registrations

The parties will promptly following the Commencement Date at the cost of the Licensor do all things necessary to remove or cancel all the current registrations of the Licensee or any other member of the Licensee Group as a user or licensee of any trade marks owned by the Licensor or by any other member of the Lloyds TSB Group and, on the request of the Licensor, the Licensee will promptly do all things and execute all documents necessary to achieve this (and will procure any other member of the Licensee Group to do so).

5                                    QUALITY AUDITOR

5.1                           Appointment

The Licensor may appoint a quality auditor to verify on behalf of the Licensor that the Licensee or any member of the Licensee Group is, and has been, complying with the Quality Standards and to carry out any functions of the Licensor under the Quality Control Requirements (or to assist the Licensor in that regard).

5.2                           Quality Auditor’s Rights

The Licensee acknowledges that where under this Agreement the Licensor is entitled to do anything, or to require the Licensee to do anything, relevant to the Quality Standards or the Quality Control Requirements, then the Quality Auditor has the same rights as the Licensor and to the extent that under this Agreement the Licensee must comply with requests of the Licensor, the Licensee must also comply with the requests of the Quality Auditor as if the Quality Auditor were the Licensor and ensure that all members of the Licensee Group do so.

5.3                           Licensor To Ensure Compliance by Quality Auditor

The Licensor shall ensure that the Quality Auditor complies with the relevant obligations of the Licensor under this Agreement including the provisions of clause 17.13 as if the Quality Auditor was a party to this Agreement.

6                                    QUALITY REQUIREMENTS AND USE OF TRADE MARKS

6.1                          General Use

The Licensee must:

(a)                                  use the Trade Marks only as permitted by this Agreement and must not use the Trade Marks on or in relation to any other products or services, or for any other purposes;

(b)                                 when reasonably requested by the Licensor by notice in writing, use the Trade Marks in a manner that gives clear notice to customers and the public that the Trade Marks are licensed to the Licensee by the Licensor and, without limitation:

(i)                              on and following Closing, the Licensee will not make any reference to the Licensor as owner of the Trade Marks or make any reference to, or use of, the name or trade mark LLOYDS or the words “BLACK HORSE” except as permitted by clause 2.12, this clause 6.1(b) or with the prior written consent of the Licensor or as the Licensor requests from time to time;

(ii)                           on and following Closing, the Licensee will not use the “TM” or “®” symbol or the words, “trade mark” or “registered” in relation to any of the Trade Marks except in conjunction with a statement acknowledging the Licensor’s proprietorship of the Trade Marks as requested by the Licensor under this clause 6.1(b);

(iii)                        on and following Closing, the Licensee must, in respect of all its automatic teller machines using the CASHPOINT trade mark, provide a notice stating that “CASHPOINT is a registered trade mark of Lloyds TSB Bank plc used under licence by the National Bank” or as otherwise agreed in writing by the Parties, such notices to be applied to all existing automatic teller machines within

6 months of Closing, and on all new or replacement automatic teller machines on or before installation; and

(iv)                       the Licensee must as soon as practicable following Closing and in any event within one (1) month after Closing provide a written acknowledgement in the corporate information section of the Licensee’s websites and in the Licensee’s Annual Report to the effect that “the Black Horse, Shield Device and Colour Green trade marks are used by the National Bank of New Zealand Limited under licence from Lloyds TSB Bank plc following the acquisition of the National Bank of New Zealand Limited from the Lloyds TSB Group by the ANZ Group in 2003”, provided that the Licensor will (and without limitation to the other provisions of this clause 6.1(b)), unless circumstances require otherwise, give the Licensee 6 months’ prior notice of any request under clause 6.1(b) except for clause 6.1(b)(iii) and (iv);

(c)                                  except as otherwise expressly provided in this Agreement comply with all of the Brand Standards;

(d)                                 without limitation to the Licensee’s obligations in clause 6.1(c), only use the Black Horse Logo Trade Mark, the Black Horse Shield Trade Mark and the Private Banking Trade Mark in the form depicted in the First Schedule and not in any other manner, except as the parties have otherwise agreed in accordance with the terms of this Agreement; and

(e)                                  on and from Closing not use the Trade Marks in conjunction with other trade marks which do not form part of the Trade Marks (whether or not registered), except as Permitted Co-Branding or:

(i)                               in the manner and for the purposes that those other trade marks were used in conjunction with the relevant Trade Marks in carrying on the Business immediately prior to Closing; or

(ii)                            in any other manner to which the Licensor gives its prior written consent, such consent not to be unreasonably withheld or delayed having regard to:

(aa)                     the Licensor’s interest in maintaining the integrity, goodwill and reputation of the Trade Marks;

(bb)                   the then current degree of sensitivity attached to the relevant Trade Marks by the Licensor;

(cc)                     the Licensee’s need to manage an orderly transition of the Business to the Purchaser’s existing brand or to a new brand; and

(dd)                   the need for such transition to be conducted efficaciously and in a timely manner without undue delay in completing the transition; and

(f)                                    without limitation to clause 6.1(c) or 6.1(e), not under any circumstances create or use any merged or hybrid trade marks comprised of any of the Trade Marks (or any part of any of the Trade Marks) and any trade mark (or any part of any trade mark) not forming part of the Trade Marks without the prior written consent of the Licensor.

6.2                           Notification to Licensor

The Licensee must promptly notify the Licensor in writing if, in respect of any Trade Mark, for any continuous period of 30 months the Licensee or other member of the Licensee Group does not make genuine use of that Trade Mark and neither the Licensee nor any other member of the Licensee Group intend to make use of that Trade Mark in the course of the next six months.

6.3                           Notification to Licensor of Changed Circumstances

If the Licensee has not given notice to the Licensor pursuant to clause 6.2 in relation to any Trade Mark, in respect of which for a continuous period of 30 months the Licensee or other member of the Licensee Group has not made genuine use of the Trade Marks, because the Licensee or another member of the Licensee Group intended to make use of that Trade Mark in the course of the following six months, then:

(a)                                  if at any time during that six month period that intention changes; or

(b)                                 if at the end of that six month period there has not been genuine use of that Trade Mark,

the Licensee must immediately give notice to the Licensor of the relevant non-use.

6.4                           Goodwill and Reputation

The Licensee acknowledges that the Licensor has a fundamental interest in maintaining its goodwill and reputation in the Trade Marks.  Accordingly the Licensee must comply with the Quality Standards, the Quality Control Requirements and the Brand Standards and ensure that all members of the Licensee Group do so.  Any disputes arising between the Licensor and Licensee concerning the Licensee’s compliance with the Quality Standards, the Quality Control Requirements or the Brand Standards or in respect of any dispute concerning any matter the subject of the Fourth Schedule (Disputes) will be resolved in accordance with the provisions of the Eighth Schedule.

6.5                           No other Association with Licensor

(a)                        Except as expressly authorised by this Agreement or with the prior written consent of the Licensor the Licensee must not at any time anywhere in the world register, file an application for or attempt to register any trade mark, business name, company name, domain name, (or anything of a similar nature to any of these things), that is identical to, confusingly similar to, derived from, a colourable imitation of, or which incorporates the Black Horse Brands (or any of them) or include any of these things as part of any corporate, business or trading name or style anywhere in the world (or any of them) and the Licensee will ensure that no other member of the Licensee Group does any of these things.

(b)                       Subject to the provisions of this Agreement relating to trade mark and copyright notices, neither party may at any time do or omit to do any thing, or make any representation which implies, suggests, or is likely to make any person believe, that the Licensee is connected with, or has any commercial or business relationship with, the other than the relationship which exists under this Agreement (and each party will ensure that no Related Company does or omits to do any of these things).

6.6                           Horse Themes, Imagery etc

Except as expressly permitted by this Agreement, the Licensee must not at any time (including after termination or expiry of this Agreement) adopt or use in any manner (including as a company name, domain name, brand or in marketing or promotional materials or activities) any trade marks, signs, symbols, logos, themes, ideas or imagery:

(a)                           of, based on or derived from horses or horse-related themes or the Black Horse Brands to the extent that they are capable of protection or ownership at law or in equity by the Licensor or any member of the Lloyds TSB Group; or

(b)                          do anything, which would dilute, take unfair advantage of, or be detrimental to, the distinctive character or repute of any of the Black Horse Brands,

except for any uses, references to or depictions of horses or horse-related activities which are purely incidental to (and not a dominant aspect of) the Licensee’s marketing or other activities where such use:

(c)                           is not in any manner which might be taken as being use as a trade mark or in a branding sense; and

(d)                          does not derive or attempt to derive any benefit from the goodwill in the Black Horse Brands,

and the Licensee will ensure that no other member of the Licensee Group does any of these things.

6.7                           Future Trade Marks

If at any time during the Term the Licensee wishes to:

(a)                                  use any of the Trade Marks in a form other than the form in which that Trade Mark is registered (whether or not this alters its distinctive character); or

(b)                                 modify or vary:

(i)                               or use any new forms of, any of the Trade Marks; or

(ii)                            any forms of the Trade Marks in the Brand Standards,

(Future Trade Marks) the Licensee must not commence use of the Future Trade Mark unless the Licensor has first approved in writing:

(c)                                  the Future Trade Mark for use by the Licensee; and

(d)                                 the relevant Brand Standards in respect of the Future Trade Mark.

Upon approvals by the Licensor pursuant to this clause 6.7 that approved Future Trade Mark (Approved Future Trade Mark) will then form part of the Trade Mark Brands.

6.8                           Registration of Approved Future Trade Marks

In respect of any Approved Future Trade Mark, at the cost of the Licensee:

(a)                                  the Licensor may apply in its own name for registration of that Approved Future Trade Mark; or

(b)                                 if the Licensor does not wish to register that Approved Future Trade Mark, the Licensee may apply in the Licensor’s name for registration of that Approved Future Trade Mark, and the Licensee will comply with all the Licensor’s reasonable directions in that regard, and the Licensor or Licensee (as the case may be) will provide all assistance reasonably required by the other in registering such Approved Future Trade Marks.

6.9                           Changes to Quality Standards or Brand Standards

The Licensee may, at any time, make a written request to the Licensor for a change to the Quality Standards or (without limiting clause 6.7) the Brand Standards.  Such request shall set out:

(a)                           the specific change or changes proposed;

(b)                          the reason why such change or changes are requested; and

(c)                           the grounds upon which the Licensee believes that such change or changes will not result in any overall material lessening of the Quality Standards or Brand Standards established under this Agreement.

The Licensor shall consider any such written request made by the Licensee.  If the Licensor approves the proposed change or changes the Licensor will notify the Licensee in writing, and the applicable Quality Standards or Brand Standards shall then be deemed to be modified accordingly.

7                                    NO ENCUMBRANCES

Unless the Licensor has given its prior written consent, the Licensee must not create, or permit to subsist, any Encumbrance whatsoever over this Agreement or over the Licensee’s rights or interest in or to the Trade Marks, except any Encumbrance which is over all, or substantially all, of the business assets of the Licensee or which arises solely by operation of law or in the ordinary course of, and for the purposes of carrying on, the Licensee’s ordinary business.

8                                    BLACK HORSE BRANDS

8.1                           Vested Exclusively in Licensor

The Licensor asserts (and the Licensee acknowledges) that save for the licences granted under this Agreement all right, title and interest in and to the Black Horse Brands is (and will remain) vested exclusively in the Licensor.

8.2                           No Licensee Claim

Save for the licences granted under this Agreement neither the Licensee nor any other member of the Licensee Group presently has, or will acquire or claim, any right, title or interest in or to the Black Horse Brands or the goodwill attaching to any of them, and the Licensee acknowledges that all goodwill in the Black Horse Brands arising from the use of the Trade Marks by the Licensee or any other member of the Licensee Group (or from the use of the Trade Marks by anyone else that the Licensee or any other member of the Licensee Group permits to do so), whether or not that use is permitted by this Agreement, will enure for the benefit of the Licensor.  The Licensor acknowledges that neither the Licensee nor any other member of the Licensee Group is obliged to account to the Licensor for the value of this goodwill.

9                                    LLOYDS TSB COPYRIGHTS

9.1                           Owned by Licensor

The Licensee acknowledges and agrees that all Lloyds TSB Copyrights in works developed by or for the Licensee are and will be owned everywhere in the world by the Licensor and that none of the Licensee, any other member of the Licensee Group, any of their agents or contractors (or their respective personnel), or any person controlled by the Licensee or any other member of the Licensee Group for which the Licensee or any other member of the Licensee Group is responsible, will at any time own any of the Lloyds TSB Copyrights or have any rights to use the Lloyds TSB Copyrights except as expressly provided in this Agreement.

9.2                           Contracts with Creators

If any works are produced by or for the Licensee (or any other member of the Licensee Group) which form part of or reproduce any of the Lloyds TSB Copyrights, the Licensee must ensure that every person involved in the creation, development or production of the works that will have any right, title or interest in copyright in that work or moral rights in or to that work, enters into a prior written agreement in a form reasonably acceptable to the Licensor that:

(a)                                  irrevocably waives all that person’s moral rights in or to the work; and

(b)                                 assigns all that person’s right, title and interest in and to any Lloyds TSB Copyrights to the Licensor (or to any other person nominated by the Licensor from time to time).

9.3                           Waivers

The Licensee must deliver to the Licensor promptly following execution all waivers or assignments executed in accordance with clause 9.2.

9.4                           Assignment of Copyrights by Licensee

By entering into this Agreement the Licensee assigns to the Licensor, subject to Closing being effected under the Share Sale Agreement, all its right, title and interest in and to any Lloyds TSB Copyrights effective:

(a)                                  at the Commencement Date in the case of Lloyds TSB Copyrights existing at the Commencement Date; and

(b)                                 in the case of any Lloyds TSB Copyrights not existing at the Commencement Date, at the time that those Lloyds TSB Copyrights come into existence.

10                              FURTHER ASSIGNMENTS OF LLOYDS TSB COPYRIGHTS/TRADE MARKS

To the extent that:

(a)                                  any right, title or interest in or to Trade Marks or Lloyds TSB Copyrights is not effectively assigned to the Licensor by this Agreement;

(b)                                 the Licensee or any other member of the Licensee Group has, or obtains, any right, title or interest in or to the Black Horse Brands (including in any goodwill in them); or

(c)                                  the Licensee or any other member of the Licensee Group has, or obtains, any right, title or interest in or to any business name, company name, domain name, (or anything of a similar nature to any of these things), that is identical to, confusingly similar to, derived from, a colourable imitation of, or which incorporates any of the Black Horse Brands, the Licensee will promptly, on request of the Licensor, and at the cost of the Licensor, do all things and execute all documents necessary to assign all that right, title and interest to the Licensor to the extent possible at law and will procure that any person controlled by the Licensee, or for which the Licensee is responsible, or that is a member of the Licensee Group, or is referred to in clause 9.2, also does so provided that the Licensor confirms that nothing in this clause obliges the Licensee or any member of the Licensee Group to account to the Licensor for any value of the goodwill in the Trade Marks.

11                              RESERVED RIGHTS

11.1                     Other Use

The Licensee acknowledges and agrees that the Licensor or any other member of the Lloyds TSB Group may use (directly or indirectly):

(a)                       any of the Black Horse Brands, or any other trade marks, for or in connection with any Reserved Rights at any time in New Zealand;

(b)                      any of the Black Horse Brands, or any other trade marks, in any manner in any country in the world other than New Zealand during the Term and thereafter; and

(c)                       any Trade Mark, or any trade mark which is confusingly or deceptively similar to any Trade Mark, in New Zealand at any time for any purpose except during the Term and (except in relation to the Colour Green Trade Mark) during the Cleansing Term.

11.2                     Sponsorship

Nothing in this Agreement prevents any member of the Lloyds TSB Group from:

(a)                                  using its trade marks for any Sponsorship of any Person or Event not based in New Zealand; or

(b)                                 continuing any Sponsorship or agreement it is party to immediately prior to the Commencement Date.

12                              MAINTENANCE OF TRADE MARK REGISTRATIONS

12.1                     No Obligation to Maintain

Subject to the provisions of clauses 2.14(b), 2.14(c), 6.8 and  13, the Licensor has no obligation:

(a)                                  to maintain the Trade Marks other than to pay necessary New Zealand renewal fees for the renewal of the registration of any of the Trade Marks during the Term;

(b)                                 to progress any applications for registration of Trade Marks (but subject to the provisions of clause 6.8 and clause 12.3); or

(c)                                  to defend, enforce or protect the Trade Marks,

provided that if the Licensor does not pay the New Zealand renewal fee for the renewal of the registration of any Trade Mark during the relevant Term, the Licensee may do so but subject, without limitation, to the provisions of clauses 8 and 10.  In this case the Licensor will promptly reimburse the Licensee for the amount of the renewal fee.

12.2                     Licensee to Provide Assistance

The Licensee will (and will procure that any other member of the Licensee Group will) promptly on request of the Licensor do all things reasonably required by the Licensor (at the reasonable expense of the Licensor), to register in New Zealand in the name of the Licensor (or its nominee) any applications for registration of any of the Trade Marks and of any trade marks similar to, or which incorporate any of, the Trade Marks.

12.3                     Colour Green Applications

The Licensor may progress any of its applications for the registration of the Colour Green Trade Marks (Colour Green Applications) (or not do so) as it sees fit, provided that if the Licensee requests the Licensor to do so, the Licensor will at the reasonable cost of the Licensee take reasonable steps to try to register the Colour Green Applications (but the Licensor has no obligation to do so if the prospects of successfully registering the Colour Green Applications for a reasonable cost are considered by the Licensor on reasonable grounds to be unlikely).

13                              INFRINGEMENT

13.1                     Notification of Infringements

Each party must promptly notify the other in writing if it becomes aware of:

(a)                                  any act, or suspected or threatened act, of infringement, passing off, unfair competition or breach of the Fair Trading Act 1986 in relation to the Trade Marks;

(b)                                 any actual, suspected or threatened challenge to any Trade Mark or any goodwill associated with the Trade Mark (including by the Commissioner of Trade Marks or another third party);

(c)                                  any actual, suspected or threatened allegation, complaint or claim by a third party in relation to the use or intended use of the Trade Marks by the Licensee or any member of the Licensee Group; or

(d)                                 any unauthorised use, reproduction or copying of Lloyds TSB Copyrights,

including where it adversely affects the Trade Marks (or the Licensee’s use of them) (all of which together with any defence of any of these things are referred to in this Agreement as “Infringement”).

The provisions of the Sixth Schedule will apply to all instances of Infringement.

13.2                     Black Horse Brands

The Licensee must promptly notify the Licensor in writing if it becomes aware of any act, or suspected or threatened act, of infringement, passing off, unfair competition or breach of the Fair Trading Act 1986, or breach of copyright, in relation to any of the Black Horse Brands other than the Trade Marks.

14                              TERMINATION

14.1                     Termination By Licensor for Cause

The Licensor may terminate this Agreement in whole or in part immediately on written notice to the Licensee if:

(a)                                  the Licensee makes an assignment for the benefit of or makes any arrangement or composition with its creditors (or threatens any of these things) other than for purposes of a solvent reconstruction, amalgamation, merger or consolidation exclusively within the Licensee Group;

(b)                                 the Licensee is insolvent and/or unable to pay its debts as they fall due, or stops, suspends or threatens to stop or suspend payment of all or any material part of its debts (other than debts which are being contested by it in good faith and by appropriate proceedings) (or threatens any of these things);

(c)                                  the Licensee is wound up or goes into liquidation (voluntarily or otherwise) (or threatens any of these things) other than for purposes of a solvent reconstruction, amalgamation, merger or consolidation exclusively within the Licensee Group;

(d)                                 a receiver, official administrator, custodian, statutory manager or other similar officer is appointed to the Licensee or in relation to all or any material part of its assets;

(e)                                  the Licensee ceases to carry on its usual business in New Zealand (or threatens to do so) other than for purposes of a solvent reconstruction,

amalgamation, merger or consolidation exclusively within the Licensee Group;

(f)                                    the Licensee or any other member of the Licensee Group challenges, or threatens to challenge, the validity of, or the ownership by the Licensor or any other member of the Lloyds TSB Group of, any of the Trade Marks, or assists anyone to do so;

(g)                                 the Licensee commits any breach of any of its obligations under clause  17.14;

(h)                                 without limitation to the other provisions of this Agreement, the Licensee commits a material breach of this Agreement or of clause 6.5(a) of this Agreement:

(i)                               not capable of remedy; or

(ii)                            capable of remedy and the Licensee does not remedy the breach within 30 days of the Licensor giving to the Licensee notice in writing specifying the breach and requiring it to be remedied;

(or a member of the Licensee Group does anything which if done by the Licensee would enable termination under this clause 14.1(h));

(i)                                     a Quality Control Event occurs (or is deemed to occur pursuant to the provisions of paragraph 8 of the Fourth Schedule); or

(j)                                     the Licensee or any member of the Licensee Group has amalgamated with any company not part of the Licensee Group prior to such amalgamation and that amalgamated company uses any of the Trade Marks without the prior written consent of the Licensor and fails to cease such use within 14 days of the Licensor giving to the Licensee notice in writing specifying the breach and requiring it to be remedied.

14.2                     Termination By Licensor for Non-Use

The Licensor may terminate this Agreement in respect of a Trade Mark immediately on written notice to the Licensee if for any continuous period of 36 months, the Licensee does not make genuine use of that Trade Mark.

14.3                     Termination of A Member of Licensee Group

Without limiting the provisions of clause 14.1, if any of the events (specified in clauses 14.1(a), (b), (c), (d) or (e) occur in respect of a member of the Licensee Group other than the Licensee, the Licensor may immediately on written notice of the Licensee and that Licensee Group member terminate any rights or benefits conferred on that member of the Licensee Group under this Agreement and the Licensee shall procure that that member ceases use of the Trade Marks.

14.4                     Termination By Licensee

The Licensee may terminate this Agreement at any time, but only by giving the Licensor prior written notice to this effect, such termination to be effective on the date stated in that notice or the date 3 months after the receipt by the Licensor of that notice (whichever date is later).

15                              EFFECT OF TERMINATION/EXPIRY

15.1                     Cessation of Use etc

On and following termination or expiry of this Agreement (and in the case of the Colour Green Trade Mark, on and following termination or expiry of the Cleansing Term) all rights granted to the Licensee in respect of the Trade Marks will immediately cease, and:

(a)                                  the Licensee must immediately cease to use, reproduce or exploit the Trade Marks (or any trade mark or representation identical to, confusingly similar to, or a colourable imitation of, the Trade Marks) and Lloyds TSB Copyrights in any way;

(b)                                 the Licensee must not represent that it has any association with the Licensor or do anything (or omit to do anything) which is likely to lead any person to consider that the Licensee is permitted to use the Black Horse Brands or is in any way connected with the Licensor or any other member of the Lloyds TSB Group;

(c)                                  the Licensee must promptly execute all documents and do all things necessary to remove or cancel any registrations of the Licensee, or any other member of the Licensee Group, as a user or licensee (as “licensee” is defined in section 5(1) of the New Zealand Trade Marks Act 2002) of the Trade Marks (and will procure any other member of the Licensee Group to do so);

(d)                          the Licensee must promptly:

(i)                         disclose to the Licensor all domain names; and

(ii)                      at the request of the Licensor execute all documents and do all things necessary to cancel, or transfer to the Licensor or its nominee, any domain names,

owned or held by the Licensee, or by any other member of the Licensee Group, that are identical to, confusingly similar to, derived from, a colourable imitation of, or which incorporate any of the Black Horse Brands; and

(e)                                 the Licensee must not use the Lloyds TSB “green” (Pantone 354) in combination with Lloyds TSB blue (Pantone 293) as part of any trade mark, branding or promotional material, and the Licensee will procure that any person controlled by the Licensee, or for which the Licensee is responsible, or that is a member of the Licensee Group, also does so.

15.2                     Specific Trade Marks

If this Agreement is terminated by the Licensor at any time in relation to specific Trade Marks the provisions of clauses 15.1 and 17.19 will apply in respect of those Trade Marks.

16                              INDEMNITY

The Licensee will at all times be liable for, and will indemnify and hold harmless the Licensor and each other member of the Lloyds TSB Group (together with the Licensor’s and Lloyds TSB Group’s officers, employees and agents) against (and on demand will pay an amount equal to), any and all claims, losses, damages, penalties, costs (including legal costs on a solicitor/client basis) taxes, duties, and levies (and in the case of taxes, duties and levies, only those imposed by New Zealand or a governmental authority thereof) of a type or nature which is reasonably foreseeable (other than loss of profits) but not any other liabilities or expenses of any nature or description whatsoever incurred or suffered or payable by the Licensor or any other member of the Lloyds TSB Group (together with the Licensor’s and Lloyds TSB Group’s officers, employees or agents):

(a)                        arising because or by reason of the entry into or termination or expiry of this Agreement, or the grant or terms or conditions of the licence contained in this Agreement (and in the case of any term or condition whether as expressed in this Agreement or as adjusted or reconstructed (or deemed adjusted or reconstructed) by any taxation or other competent authority or court for any purpose and whether as part of, or for the purposes of, an adjustment or reconstruction (deemed or otherwise) of the terms or conditions of any other agreement), or the performance by the Licensor of this Agreement; or

(b)                       arising out of the performance or non-performance by the Licensee of this Agreement; or

(c)                        resulting from any and all liability claims arising from products or services upon which, or in connection with which, the Trade Marks have been used; or

(d)                       arising from acts or omissions of the Licensee or any other member of the Licensee Group but only to the extent that this arises because of the relationship between the Licensor and the Licensee under this Agreement and the licences granted under this Agreement (or any of them); or

(e)                        arising from any proceedings taken by the Licensee (including proceedings to which the Licensor is joined at the request of the Licensee) against a third party, including for Infringement.

17                              MISCELLANEOUS

17.1                     Notices

Subject to clause 2.8, any notice or communication which a party is required or intends to give to the other party concerning any matter or thing related to this Agreement shall be in writing.  Notices to a party shall be delivered to the designated address of the party to which the notice is to be given or shall be sent by facsimile message to the relevant party at that address.  Any such notice or communication shall be deemed to have been given:

(a)                           on the day of delivery, where the notice or communication is delivered during business hours on a Business Day in the city of delivery;

(b)                          on the following Business Day, where the notice or communication is delivered after the end of business hours in the city of delivery or on a day that is not a Business Day;

(c)                           on the day of despatch, where a facsimile message is despatched on a Business Day and during business hours in the city to where the message is sent; and

(d)                          on the day after despatch, where a facsimile message is despatched after the end of business hours in the city to where the message is sent or on a day that is not a Business Day.

17.2                     Designated Addresses

A designated address for the purpose of this Agreement shall be that specifically designated in the Seventh Schedule or such other address as shall be specifically designated by a party by notice given to the other party in substitution therefore.

17.3                     Waiver

It is agreed that:

(a)                           the performance of any covenant, obligation or agreement of this Agreement by the Licensor may be expressly waived in writing by the Licensee, and the performance of any covenant, obligation or agreement of this Agreement by the Licensee may be expressly waived only in writing by the Licensor;

(b)                          any waiver hereunder shall be effective only in the specific instance and for the purpose of the waiver; and

(c)                           no failure on the part of a party to exercise, and no delay by a party in exercising, any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.

17.4                     Governing Law

This Agreement shall be construed and take effect in accordance with the laws of New Zealand and any dispute between the parties touching or concerning the construction, meaning or effect of this Agreement or the rights or liabilities of the parties hereunder shall be governed by the laws of New Zealand.

17.5                     Other Disputes

Where a dispute arises in relation to this Agreement other than a Dispute for the purposes of clause 6.4, the parties will consider on reasonable grounds whether an agreed form of alternative dispute resolution would be a better way to resolve or mediate that dispute, before taking the dispute for adjudication before the New Zealand Courts (but subject always to the right to obtain urgent interlocutory relief from the Courts and except for a dispute in respect of this clause).

17.6                     Submission to Jurisdiction

The parties agree that any legal action, suit or proceedings (each a Proceeding) in connection with this Agreement or the transactions contemplated hereby may be brought in the New Zealand Courts, which shall have non-exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement.  The parties hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the Courts of New Zealand for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  The parties further irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the Courts of New Zealand, and hereby further irrevocably and unconditionally waive and agree not to plead or claim to any such Court that such Proceeding is brought in an inconvenient forum.  The parties further irrevocably agree that a judgment in any Proceeding may be enforced in the Courts of any other jurisdiction.  The foregoing submission to the jurisdiction of the Courts of New Zealand shall not limit the right of a party to bring a Proceeding against the other party in any other Court of competent jurisdiction, nor shall the taking of a Proceeding in one or more jurisdictions preclude the taking of a Proceeding in any other jurisdiction whether concurrently or not.

17.7                     Process Agent

The Licensor hereby appoints the firm of Chapman Tripp (Attention: Barry Brown) at its address at Level 6, Optimation House, 1-13 Grey Street, Wellington, New Zealand (or such other New Zealand address of Chapman Tripp as Lloyds TSB or Chapman Tripp may notify the Licensee in writing) as its agent to accept service of process in any Proceeding commenced in the courts of New Zealand.  The Licensor agrees that service of any process, summons, notice or document by delivery to the above mentioned address of its process agent shall be effective service of process for any Proceeding brought against it in a New Zealand court.

17.8                     Severability

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable then this Agreement shall be construed as if not containing the provision held to be invalid, illegal or unenforceable, and the rights and obligations of the parties shall be construed and enforced accordingly.

17.9                     Amendments

Any amendments to this Agreement shall be executed by each party in the same manner and with the same formality as this Agreement is executed.

17.10               Execution and Delivery

This Agreement shall not be binding on either party until it has been executed and delivered by each of the parties. An executed copy of this Agreement which is delivered by a party by facsimile shall be binding on the other party as if it was an original.

17.11               Counterparts

This Agreement may be executed in two counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same instrument.  Delivery by a party of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart.  Furthermore, where a party executes this Agreement by having it signed by more than one person then those persons may sign the same or different signature pages either or both of which signature pages may be delivered by facsimile.

17.12               Further Assurances

Each party agrees to execute and deliver any documents and do all things as may reasonably be required by the other party to obtain the full benefit of this Agreement according to its true intent.

17.13               Confidentiality

No party shall for any purpose other than those provided for or anticipated by this Agreement use or disclose to any other person (who is not the other party or a related company of another party) the terms of this Agreement or any information identified as confidential and disclosed to the other under this Agreement except:

(a)                           with the prior written consent of the other party;

(b)                          where disclosure is required by law or is made in compliance with the order of any Court of competent jurisdiction or any regulatory authority;

(c)                           disclosure of information which is in the public domain, if the relevant information has entered the public domain otherwise than by reason of a breach of this clause by that party or a related company of that party;

(d)                          disclosure to a Related Company of the disclosing party where the disclosing party has informed the relevant Related Company that the relevant information is confidential and has taken such reasonable steps as are within its powers to ensure that the relevant Related Company does not disclose such information; or

(e)                           disclosure to an independent financial, legal or accounting consultant to the disclosing party or a Related Company of the disclosing party where such consultant needs to know such information for the purposes of providing advice to the disclosing party or to a related company of the disclosing party and the relevant consultant is under a duty or obligation to maintain the confidentiality of the information being disclosed.

17.14               Assignment/Sub-licence

(a)                           The Licensee must not without the prior written consent of the Licensor sub-licence, sub-contract, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or in and to the Trade Marks except that the Licensee may sub-licence all or any of its rights under this Agreement or in and to one or more of the Trade Marks to one or more members of the Licensee Group without the prior consent of the Licensor;

(b)                          Either a change in control:

(i)                               of the voting rights of the Licensee; or

(ii)                            of the effective management or control of the Licensee,

in each case as it exists immediately after Closing is deemed to be an assignment of this agreement; and for these purposes:

(aa)                  the voting rights of the Licensee is a reference to the voting rights (x) to shares owned in the ultimate company of which the Licensee is a wholly owned subsidiary immediately following Closing, (y) to shares of any other company in respect of which at that time the Licensee is a wholly owned subsidiary, and (z) to shares in the Licensee (determined as necessary on a look through basis); provided that to the extent a change in control is caused solely as a consequence of shares issued pursuant to a rights issue or an offer of shares to the public at large, there shall be deemed to be no change in control; and

(bb)                a change in control, with reference to all of the shares in a company, means a change in the right to vote or to control or direct the vote (determined as necessary on a look through basis or by contract) attached to more than 50% of the shares; and

(cc)                  except as expressly permitted in this Agreement a change in control, with reference to the effective management or control of the Licensee, means a change in who may appoint or remove (whether pursuant to voting rights or by contract) the majority of directors to a company described in paragraph (aa).

(c)                           The Licensor may sub-license, sub-contract, transfer, assign or otherwise dispose of in whole or in part any of its rights and obligations under this Agreement or in and to the Trade Marks without the need for consent of the Licensee or any other person provided that the Licensee will continue thereafter to have the full benefits of the rights granted to it under this Agreement (without limiting the Licensor’s unfettered discretions as to the identity of that sub-licensee, sub-contractor, transferee or assignee as the case may be, irrespective of its ownership, management or control.

17.15               No Partnership/Agency/Joint Venture

Nothing in this Agreement nor any actions taken by the parties pursuant to this Agreement will evidence or be deemed to constitute either party as an agent, partner, or joint venturer of the other and neither party may pledge the credit of the other nor represent to anyone that:

(a)                       it is an agent, partner, or joint venturer of the other; or

(b)                      it has any power or authority to incur an obligation of any nature on behalf of the other party.

17.16               Time is of the Essence

Time shall be of the essence in the performance of all obligations under this Agreement.

17.17               Contracts (Privity) Act

Except as provided by clause 17.20 the provisions of Section 4 of the Contracts (Privity) Act 1982 shall not apply to this Agreement and no person not explicitly a party to this Agreement is intended to derive, nor shall derive, any benefit of an enforceable nature from any of the provisions of this Agreement.

17.18               Other Rights

Nothing in this Agreement limits either Party’s rights, or the rights of any other member of the Lloyds TSB Group or the Licensee Group under any other agreements, in law or in equity.

17.19               Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein and replaces all earlier negotiations, representations, warranties, undertakings and agreements whether oral or written between the parties relating to the matters dealt with herein.

17.20               Rights of Lloyds TSB Group and the Licensee Group

Notwithstanding anything else in this Agreement, for purposes of the Contracts (Privity) Act 1982:

(a)                        the Licensee acknowledges that any provision of this Agreement by which the Licensee confers a benefit on the Licensor is intended to confer a benefit on each other member of the Lloyds TSB Group (in addition to the Licensor), which benefit (including clauses 2.5, 4.1, 4.2, 6.6, 11.1, 11.2, 15.1, 16 and 17) will be enforceable by any member of the Lloyds TSB Group; and

(b)                       the Licensor acknowledges that any provision of this Agreement by which the Licensor confers a benefit on the Licensee is intended to confer a benefit on each other member of the Licensee Group (in addition to the Licensee), which benefit (including clause 2.1) will be enforceable by any member of the Licensee Group, provided that no member of the Licensee Group shall have any recourse against the Licensor in respect of any loss arising from a breach of this Agreement (Loss):

(i)                          to the extent that such Loss arises from any act or omission of any other member of the Licensee Group; or

(ii)                       to the extent that any claim has been made against the Licensor for the same loss by any other member of the Licensee Group.

However this Agreement may be amended (in accordance with its terms) by the parties without the need to obtain the consent of any member of the Lloyds TSB Group other than the Licensor or any member of the Licensee Group other than the Licensee.

17.21               Survival of Provisions

This clause and the following clauses and schedules will continue in effect after termination, cancellation or expiry of this Agreement:

Clause	Section Description
1	Definitions and Construction
6.5	Quality Requirements and Use of Trade Marks – No other Association with Licensor
6.6	Quality Requirements of Use of Trade Marks – Horse Themes, Imagery etc
8	Black Horse Brands
9	Lloyds TSB Copyrights
10	Further Assignments of Lloyds TSB Copyrights/Trade Marks
11	Reserved Rights
15	Effect of Termination/Expiry
16	Indemnity
17.1	Notices
17.3	Waiver
17.4	Governing Law
17.5	Other Disputes
17.6	Submission to Jurisdiction
17.7	Process Agent
17.8	Severability
17.12	Further Assurances
17.13	Confidentiality
17.15	No Partnership/Agency/Joint Venture
17.16	Time is of the essence
17.17	Contracts (Privity) Act
17.18	Other rights
17.19	Entire Agreement
First Schedule	Trade Marks
Seventh Schedule	Party Directory

FIRST SCHEDULE
Trade Marks

(Clause 1.1)

Part A – BLACK HORSE LOGO TRADE MARK

Part B – BLACK HORSE SHIELD TRADE MARK

Part C – PRIVATE BANKING TRADE MARK

Part D – FARM COVER TRADE MARK

Part E – PRODUCTS AND SERVICES TRADE MARKS

CASHPOINT

CREDITPOINT

DEPOSIT POINT

SECOND SCHEDULE
Thoroughbred Trade Mark

(Clause 2.9)

•                      The Thoroughbred Among Banks

•                      Thoroughbred Card

•                      Thoroughbred Gold Card

•                      Thoroughbred One *

•                      Thoroughbred Select *

•                      Thoroughbred Home Loan

•                      Thoroughbred Flexible Home Loan

•                      Thoroughbred Education Fund

•                      Thoroughbred Saver

•                      Thoroughbred Goal Saver *

•                      Thoroughbred Cash Fund

•                      Thoroughbred Unit Trust

•                      Thoroughbred Investor *

•                      Thoroughbred Superannuation Scheme

•                      Thoroughbred Balanced Trust

•                      Thoroughbred NZ Equity Growth Trust

•                      Thoroughbred Australian Equity Growth Trust

•                      Thoroughbred Trans Tasman Growth Trust

•                      Thoroughbred Conservative Trust

•                      Thoroughbred Corporate Bond Trust

•                      Thoroughbred International Equity Growth Trust

•                      Thoroughbred Growth Trust

•                      Thoroughbred Cashback*

•                      Thoroughbred International Bond Trust

THIRD SCHEDULE
Quality Standards

(Clause 6.4)

The Licensee must:

(a)                            ensure that the Trade Marks are not used in a manner, or for or in connection with Products and Services that by their nature or quality, or the manner in which they are provided or supplied, would materially lessen the level of goodwill, reputation and standing which attached to the Trade Marks immediately prior to the Commencement Date;

(b)                           in a manner and to an extent generally consistent with customs and practices adopted by the Purchaser and all or some of the other New Zealand banking industry generally, comply in all material respects with all relevant laws and other directives, codes or other requirements of Governmental Authorities (as defined in the Share Sale Agreement) with whose directives, codes or other requirements New Zealand registered banks customarily comply, where failure to so comply with such laws, directives, codes or other requirements would materially adversely affect the goodwill, reputation and standing of the Trade Marks;

(c)                            not do or fail to do anything which may in a material manner discredit the Trade Marks or endanger the value, validity or goodwill of the Trade Marks to a material degree or bring the Trade Marks, the Licensee or the Licensor into disrepute; and

(d)                           (within the context of the other provisions of this Agreement) treat the Trade Marks with at least the same care as the Licensee would if it were the owner of the Trade Marks.

FOURTH SCHEDULE
Quality Control Requirements

(Clause 6.4)

Annual Report

1                                    The Licensee shall provide the Licensor no later than 30 November each year during the Term (other than in 2003) with a Quality Control Report certified by a senior executive of the Licensee (being of a similar position as and with similar authority to the Lloyds TSB Brand Manager) as being true and correct in respect of the immediately preceding twelve month period (each such period, an annual reporting period).

Inspection

2                                    At such reasonable intervals as the Licensor may determine (but unless the Licensor considers on reasonable grounds that the Licensee has committed a material breach of the Quality Standards, the Brand Standards or this Agreement, not more than once in any year), upon request by the Licensor, the Licensee shall permit the Licensor to inspect:

(a)                           samples of any products upon which any of the Trade Marks appears;

(b)                          copies of printed advertising, point of sales materials, and other promotional materials on which any of the Trade Marks is or has been used;

(c)                           applicable web-sites upon which any of the Trade Marks appear;

(d)                          copies of materials on which any of the Trade Marks is or has been used;

(e)                           copies of radio, television or other audio visual promotional materials in which any of the Trade Marks is or has been featured;

(f)                             any business premises used by the Licensee in producing goods or providing services in connection with the Trade Marks;

(g)                          other information and materials relevant to determining whether the Licensee has met the quality standards specified in the Third Schedule of this Agreement,

and the Licensee shall provide reasonable access to personnel, operation and records reasonably necessary for the purposes of:

(h)                          confirming that the Licensee has materially complied with the Quality Standards in the period to which the relevant report relates;

(i)                              confirming that use of the Trade Marks by the Licensee has materially complied with the relevant Brand Standards; and

(j)                              satisfying itself that the manner in which the Trade Marks are being used by the Licensee is materially consistent with the Licensee’s obligations under this Agreement.

Notice of Non-Compliance

3                                    If it appears (in the Licensor’s reasonable opinion) from any Quality Control Report submitted by the Licensee to the Licensor pursuant to paragraph 1 of this Schedule, any information available to the Licensor, or any inspection conducted by the Licensor under paragraph 2 of this Schedule that:

(a)                           the Licensee has not materially complied with Quality Standards in the period to which the relevant report relates;

(b)                          use of any Trade Mark by the Licensee fails to materially comply with the relevant Brand Standard; or

(c)                           use by the Licensee of any Trade Mark has failed to comply with this Agreement in a material respect;

(or that any of these things are likely to have occurred, likely to occur or threatened) the Licensor may provide the Licensee with a written notice (Compliance Notice) specifying why the Licensee has failed to meet the relevant requirements.

Rectification Plan

4                                    The Licensee must then submit a rectification plan to the Licensor within 45 days of receipt of a Compliance Notice from the Licensor (Rectification Plan).  The Rectification Plan may be submitted in conjunction with a proposed change to the applicable Quality Standards submitted or the applicable Brand Standards in accordance with paragraph 9 of this Fourth Schedule and the Rectification Plan must include a period of time during which the relevant matters will be rectified.

Meeting

5                                    The Licensee and the Licensor shall meet promptly following submission of the Rectification Plan to discuss the acceptability of the plan and, if there has been a proposal to change any of the applicable Quality Standards or the applicable Brand Standards, the acceptability of that change.

Implementation of Rectification Plan

6                                    If the Licensee and the Licensor reach agreement on an appropriate Rectification Plan (having regard to any change which may be agreed to any applicable Quality Standards or the applicable Brand Standards) within 30 days of submission of the proposed Rectification Plan, the Licensee shall rectify its performance in accordance with the requirements of the Rectification Plan.

No Agreement on Rectification Plan

7                                    If the Licensee and Licensor fail to reach agreement on an appropriate Rectification Plan within 30 days of submission of the proposed Rectification Plan, having acted in good faith in attempting to do so, the Licensee shall restore its performance to a level satisfying the required Quality Standards (or any agreed modified Quality Standards), the relevant Brand Standard or otherwise to comply with this Agreement, as the case may be, as soon as reasonably practicable and in any event no later than the annual reporting period after the period in which the meeting held in accordance with paragraph 5 of this Fourth Schedule occurs.

Quality Control Event

8                                    If:

(a)                           the Licensee fails to submit a Rectification Plan to the Licensor within the 45 day period provided for in paragraph 4 of this Fourth Schedule; or

(b)                           (i)                              the Licensee fails to rectify its performance in accordance with the requirements of the Rectification Plan agreed to by the Licensor pursuant to paragraph 6 of this Fourth Schedule;

(ii)                            a Rectification Plan has not been agreed within 30 days of submission of the proposed Rectification Plan to the Licensor and the Licensee fails to restore its performance to a level satisfying the applicable Quality Standards (or any agreed modified Quality Standards or any agreed modified Brand Standards), the relevant Brand Standard or the relevant provisions of this Agreement, as the case may be, as soon as reasonably practicable and in any event no later than the annual reporting period after the period in which meeting held in accordance with paragraph [5] of this Fourth Schedule occurs; or

(c)                             the Licensee commits a material breach of the Quality Standards not capable of remedy that in the reasonable opinion of the Licensor has or is likely to have a significant and sustained adverse affect on the Trade Marks and the Licensor (or either of them);

then a Quality Control Event will be deemed to have occurred.

General

9                                    All obligations of the Licensor under this Fourth Schedule shall be complied with in a professional manner.

FIFTH SCHEDULE
Quality Control Report

(Fourth Schedule)

Introduction

1                                    The purpose of the Quality Control Report is to confirm whether or not the Licensee has complied with:

(a)                           the Quality Standards; and

(a)                           the Brand Standards

in relation to the use of the Trade Marks.

2                                    To achieve this purpose, each Quality Control Report required pursuant to paragraph 1 of the Fourth Schedule shall include two parts.  This Schedule provides an outline of the required content of each part.

Part A: Compliance of Products and Services with Quality Standards

3                                    The Quality Control Report must confirm the compliance by the Licensee in meeting the Quality Standards.

4                                    The Quality Control Report must also report in detail on any failure to comply in a material respect with any applicable Quality Standard and shall provide an assessment of the seriousness and potential impact of any failure identified.

Part B: Brand Use

5                                    The Quality Control Report must confirm the compliance by the Licensee with any applicable Brand Standards in relation to use of the Trade Marks.

6                                    The report will summarise any new uses of the Trade Marks since the date of the last Quality Report (or, in the case of the Quality Report due by 30 November 2004, since the Commencement Date).

7                                    The Quality Control Report must also identify any material misuses of the Trade Marks as well as providing an assessment of the seriousness and potential impact of any misuses identified.

8                                    Without limitation to clause 6.2 of this Agreement, the Quality Control Report must identify if for any continuous period of 30 months the Licensee or other member of the Licensee Group has not made genuine use of a Trade Mark.

Further Information

9                                    After providing each Quality Report and at other times on reasonable notice in writing, the Licensee will promptly provide to the Licensor further information:

(a)                           relevant to assessing its compliance with the Quality Standards and Brand Standards in the period to which the Quality Report relates; or

(b)                          to expand upon or clarify any matter touched on by the Quality Report,

on the reasonable request of the Licensor.

SIXTH SCHEDULE
Infringement

(Clause 13)

Selection of Lead Party

1                                    Within 10 days of receipt of the first notice in respect of a particular infringement (Infringement), the parties must advise each other whether they wish to take the lead role (Lead) in pursuing the Infringement on the terms of the provisions in this Schedule.  For the avoidance of doubt, a reference to “pursue” or “pursuing the Infringement” includes references to the defence or protection of a Trade Mark from challenge by a third party or action taken by the New Zealand Trade Mark Commissioner.  Nothing in this paragraph 1 shall prevent a party taking urgent interlocutory action if the circumstances of the Infringement justify those steps.

2                                    The party wishing to Lead will Lead unless both parties wish to Lead, in which case the Licensor will Lead.

Lead Party Rights and Obligations

3                                    The Lead party:

3.1                          may at its cost pursue the Infringement by litigation or any other means and will have the sole right to negotiate and settle the Infringement provided that if the lead party is the Licensee it may only negotiate and settle the Infringement (or admit liability) with the prior written consent of the Licensor (not to be unreasonably withheld); and

3.2                          must, if it is Licensee, keep Licensor and, if it is Licensor, keep Licensee (Reserve party) fully informed on the progress of the actions in respect of the Infringement, including providing copies of all relevant documents, opinions and correspondence.  An acceptable method of utilisingcommercially sensitive confidential trade information will be agreed, and failing agreement, will be determined by the Expert pursuant to the provisions of this Schedule.

Reserve Party Obligations

4                                    Each Reserve party will co-operate fully, including taking in its own name any proceedings, or joining with the Lead party in any proceedings, for Infringement or other relevant proceedings if called upon by the Lead party to do so. The Lead party will reimburse the reasonable costs incurred by the Reserve party in complying with this paragraph 4.

Swapping the Lead and other Disputed Issues

5                                    If:

5.1                            a Reserve party believes that:

(a)                          the Lead party is failing to actively pursue the Infringement in a prudent and appropriate manner;

(b)                         pursuit of the Infringement is not justified due to the low chances of obtaining a successful outcome (whether by way of settlement or otherwise) or where the Reserve Party is the Licensor, because of a potential material adverse affect on the Trade Marks or other trade marks of Lloyds TSB Group in New Zealand or elsewhere (or Lloyds TSB Group’s rights in or to them); or

5.2                            either party has a dispute about the interpretation or application of the provisions of this Schedule,

then the aggrieved party may give written notice of the dispute to the other party naming a senior barrister or other person of appropriate experience to determine the dispute (Expert).  If the parties cannot agree on an Expert within 10 days then, the Expert will be appointed by the President of the Auckland District Law Society.  Before commencing the appointment, the Expert must sign a binding confidentiality agreement with each of the Licensee and Licensor to ensure that information disclosed or obtained by the Expert is only used for the purposes of assessing the dispute and coming to a determination.

6                                    The Expert will determine the dispute in a manner which the Expert considers appropriate acting fairly, impartially and in good faith having due regard to the merits of each party’s position, and will:

6.1                            act as an Expert not as an arbitrator and the provisions of the Arbitration Act 1996 shall not apply;

6.2                            determine his or her own procedure;

6.3                            deliver a written opinion to both parties determining the dispute within 20 days of being appointed; and

6.4                            determine, on a merit basis, the proportions in which the parties will meet his or her costs.

7                                    If the Expert determines that:

(a)                         the Lead party is failing to actively pursue the Infringement in a prudent and appropriate manner; or

(b)                         pursuit of the Infringement is not justified due to the low chances of obtaining a successful outcome (whether by way of settlement or otherwise) or where the Reserve Party is the Licensor, because of a potential material adverse effect on the Trade Marks or, other trade marks of Lloyds TSB Group in New Zealand or elsewhere (or Lloyds TSB Group’s rights in or to them);

then within 5 days of receiving the determination, the relevant Reserve party that initiated the dispute notification may by written notice to the Lead party elect to take the lead role in pursuing the Infringement and that Reserve party will become the Lead party for the purposes of this Agreement from the date that the incumbent Lead party receives the notice.

8                                    The parties will comply with the reasonable directions of the Expert and the Expert’s determination of the dispute will be final and binding on the parties.

Allocating any Proceeds

9                                    Notwithstanding any judgement or settlement, as between the parties any award, damages, account of profits  or monies recovered or resulting from any action or proceeding referred to in this Schedule (including by way of settlement) (Payment) will be payable to the Lead party and any Payment received by the Reserve party must, promptly following its receipt, be paid to the Lead party without deduction or set off of any kind.

10                              The Payment will be applied by the Lead party as follows:

First:  The Lead party’s legal costs (on a solicitor and client basis) and all other direct costs incurred in pursuing the Infringement, including any payments made to the Reserve party;

Second:  Direct damages suffered by the Lead party to the extent established in court or if no judgement is obtained, then as reasonably provable by the Lead party as being caused by the Infringement;

Third:  Payment to the Reserve party for amounts claimable by the Reserve party under the two categories above as if references to the Lead party were references to the Reserve party;

Fourth:  Payment of any amount reasonably identifiable as being an account of profits made by the perpetrator of the Infringement in respect of an Infringement directly relating to the Lead party;

Fifth:  Payment to the Reserve party of 50% of any remaining amount of the Payment.

SEVENTH SCHEDULE
Party Directory

(Clause 17.2)

LICENSOR:	Name:	Lloyds TSB Bank plc
	Address:	25 Gresham Street
London EC2V 7HN
England
Fax:
Contact person(s):

LICENSEE:	Name:	The National Bank of New Zealand Limited
	Address:	Level 10, NBNZ House
Victoria Street
Wellington
Telephone:
Fax:
Contact person(s):

EIGHTH SCHEDULE
Dispute Resolution

(Clause 6.4)

1                                A party to this Agreement may not commence any court proceedings relating to any Dispute unless it has complied with the following paragraphs of this Schedule except where the party seeks urgent interlocutory relief.

2                                A party to this Agreement claiming the Dispute has arisen under or in relation to this Agreement must give written notice to the other party to this agreement specifying the nature of the Dispute (Notice).

3                                On receipt of the Notice by the other party, both parties to this Agreement must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

4                                If the parties do not agree within seven (21) days of receipt of the Notice (or such period as agreed in writing by them) as to:

(a)                        the dispute resolution technique and procedures to be adopted;

(b)                       the timetable for all steps in those procedures; and

(c)                        the selection and compensation of the independent person required for such technique,

the parties must mediate the Dispute in accordance with the procedures of LEADR New Zealand, and the Chair of the New Zealand Chapter of LEADR (or the Chair’s nominee) shall select the mediator and determine the mediator’s remuneration.

5                                The conduct of a mediation process in accordance with this clause shall be without prejudice to each party’s ability, pursuant to paragraph 1 of this Schedule, to commence court proceedings upon completion of such mediation process or after 30 days of the Notice being received, if a binding agreement has not been reached as a result of that mediation process.

NINTH SCHEDULE
Deed of Covenant

(Clause 2.15)

Date:                                                                       2003

PARTIES

ING Investment Services Limited

ING (NZ) Limited

BACKGROUND

A                            Lloyds TSB Bank plc (Licensor) has entered into a trade mark licence agreement with The National Bank of New Zealand Limited (Licensee) on [date] for the Licensee to use certain trade marks belonging to the Licensor (Trade Marks) in New Zealand carrying on the business of the Licensee (Trade Mark Licence).

B                              Under the Trade Mark Licence, the Licensee may permit ING to use the Trade Marks for limited purposes, subject to ING’s agreement to be bound, on the same basis as the Licensee, under the Trade Mark Licence.

C                              ING agrees to be bound to the Trade Mark Licence in accordance with the terms of this Deed for the benefit of the Licensor and Licensee.

AGREEMENT

By this Deed the parties agree as follows:

1                               DEFINITIONS

1.1                                 In this Deed, unless the context requires otherwise:

(a)                       ING means each of ING (NZ) Limited and ING Investment Services Limited;

(b)                      ING Joint Venture Arrangements means the arrangement contemplated by the terms of the joint venture between Australia and New Zealand Banking Group Limited and ING Insurance International BV, effective from 1 May 2002, and operated in New Zealand by ING;

(c)                       all other the capitalised terms appearing in this deed are defined in the manner set out in this Deed or in the Trade Mark Licence.

2                               COVENANT

2.1                                 With effect from the date of this Deed, ING covenants with and for the benefit of the Licensor that ING will at all times be bound by and will observe and perform those covenants, terms and conditions expressed or implied in the Trade Mark Licence which are to be observed and performed by the Licensee, to the extent that those terms have application to the use of the Trade Marks by ING and subject to the extent that the covenants, terms and conditions in the Trade Mark Licence are modified by this Deed.

2.2                                 ING confirms that it has read and understands the terms of the Trade Mark Licence.

3                               NO RELEASE

Notwithstanding the provisions of this Deed, the Licensee will continue to be bound by the terms, conditions and covenants of the Trade Mark Licence.

4                               SCOPE OF LICENCE

ING acknowledges that the Licensee may grant a sub-licence to ING to use the Trade Marks only to the extent that activities permitted under that sub-licence fall within the scope of the licence granted to the Licensee on the terms of the Agreement and subject to ING entering into and delivering to the Licensor a duly executed copy of this Deed.  ING may only use the Trade Marks:

(a)                        for the purposes of performing the activities contemplated by, and in accordance with the terms of, the ING Joint Venture Arrangements; and

(b)                       in accordance with the terms of the Trade Mark Licence; and

(c)                        in relation to funds management and insurance products and services offered or distributed by ING in New Zealand to customers of the Licensee Group,

provided that none of the brands or trade marks of ING (or of any of its Related Companies) or any other person (except for the Licensee Group as expressly permitted by Trade Mark Licence) are used on or in relation to those products or services.

5                               EXPIRY AND TERMINATION

This Deed will expire or terminate contemporaneously with the expiry or termination of the Trade Mark Licence (whichever is the earlier), except that those clauses in the Trade Mark Licence stated to survive termination will survive in respect of this Deed.

6                               ASSIGNMENT OR SUB-LICENCES

ING must not assign, sub-license or sub-contract any of its rights or obligations under, or any other interest arising from, this Deed (or attempt to do so) without the prior written consent of the Licensor (which may be withheld at the Licensor’s sole discretion).

7                               PRESERVATION OF RIGHTS

The exercise by the Licensor of any express right set out in this Deed or the Trade Mark Licence (“the Express Rights”) will be without prejudice to any other rights, powers or remedies available to the Licensor under this Deed or the Trade Mark Licence, at law or in equity including any rights, powers or remedies which would be available to the Licensor if the Express Rights were not set out in this deed.

8                               FURTHER ASSURANCES

ING and the Licensor will at its cost execute and deliver any documents and do all things as may reasonably be required by the Licensor to obtain the full benefit of this Deed according to its intent.

9                               JOINT AND SEVERAL LIABILITY

The liability of ING (NZ) Limited and ING Investment Services Limited under this Deed and the Trade Mark Licence shall be joint and several.

EXECUTED as a deed

ING (NZ) Limited by its attorney [name]

in the presence of:

Name:

Occupation:

Address:

ING Investment Services Limited
by its attorney [name]

in the presence of:

Name:

Occupation:

Address:

TENTH SCHEDULE
ANZ Logo
(Clause 1.1)

IN WITNESS WHEREOF this Agreement has been executed on the date first written above.

Executed by
Lloyds TSB Bank plc being signed by its Attorney in the presence of:

/s/ B Brown	/s/ P Moon

Name: Barry Brown	Name:	Patrick Moon

Occupation: Solicitor	Title:	Senior Manager
Group Corporate Development
Address: Wellington

Executed by
The National Bank of New Zealand Limited
being signed by its Attorney in the presence of:

/s/ M S Nyein	/s/ S M Fyfe

Name: Michael San Nyein	Name:	S M Fyfe

Occupation: Company Secretary	Title:	Executive Director

Address: Wellington

CERTIFICATE OF NON-REVOCATION

OF POWER OF ATTORNEY

I, Patrick Moon of London, Senior Manager, Group Corporate Development of Lloyds TSB Bank plc certify that:

1	By deed dated on 21st October 2003 Lloyds TSB Bank plc appointed me its attorney on the terms and conditions set out in that deed.

2	I have executed the attached document under the powers conferred on me by that deed.

3	At the date of this certificate I have not received any notice or information of the revocation of the appointment by the dissolution (however occurring) of Lloyds TSB Bank plc or otherwise.

/s/ Patrick P. Moon
Patrick Moon

Date: 25 November 2003

CERTIFICATE OF NON-REVOCATION OF DELEGATION OF POWER OF ATTORNEY

I, STEVEN MONTGOMERY FYFE Executive Director and Chief Financial Officer of Wellington in New Zealand formerly known as General Manager Corporate Banking Division HEREBY CERTIFY that:

1.             By Deed dated 17 November 1992 deposited in Land Information New Zealand as Dealing Number 5467839.1 (the “Power of Attorney”), The National Bank of New Zealand Limited (the “Bank”) did constitute and appoint that person for the time being and from time to time appointed by the Bank to act as the Chief Executive of the Bank (the “Attorney”) to be the attorney or agent of the Bank to represent and act for, and in the name of, the Bank for all objects and purposes, and with the powers and authorities, set out in the Schedule to the Power of Attorney.

2.             The Power of Attorney empowers the Attorney to delegate from time to time, either generally or specifically in writing, to any officer or employee of the Bank or of any other company in the Lloyds Bank Group for the time being, or any other person that the Attorney considers an appropriate delegate, all or any powers and authorities given to the Attorney under the provisions of paragraph 12 of the Schedule to the Power of Attorney (but not further or otherwise) so that that delegate will have, and be able to exercise, all those powers and authorities (but without power to delegate) as fully and effectually as the Attorney would have done.

3.             By instrument dated 19 November 1992 deposited in the Land Registry Offices situated at:

Auckland	as No.	C.437380.2
Blenheim	as No.	166109.2
Christchurch	as No.	A.033435.2
Dunedin	as No.	821487.2
Gisborne	as No.	G.190113.2
Hamilton	as No.	B.116233.2
Hokitika	as No.	093356.2
Invercargill	as No.	205198.2
Napier	as No.	583965.2
Nelson	as No.	322991.2
New Plymouth	as No.	396792.2
Wellington	as No.	B.273065.2

SIR JOHN ANTHONY ANDERSON of Wellington, being the then Chief Executive of the Bank, delegated all of the powers and authorities given to him under the provisions of paragraph 12 of the Schedule to the Power of Attorney to me (among others).

4.             At the date of this Certificate, I have not received any notice of the revocation of that delegation of powers and authorities to me or notice of the winding-up of the Bank or other revocation of the Power of Attorney.

DATED at Wellington this 25th day of November 2003

/s/ Steven Montgomery Fyfe